Exhibit 99.1

1001 Louisiana St., Suite 2900

Houston, TX 77002

NYSE: SPN

FOR FURTHER INFORMATION CONTACT:

Paul Vincent, VP of Investor Relations, (713) 654-2200

SUPERIOR ENERGY SERVICES ANNOUNCES

SENIOR NOTES OFFERING

Houston, August 3, 2017 – Superior Energy Services, Inc. (“Superior”) today announced that, subject to market conditions, its subsidiary SESI, L.L.C. (“SESI”) intends to offer for sale $500 million aggregate principal amount of its senior notes due 2024 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”), and to non-U.S. persons outside the United States in reliance on Regulation S under the Act.

The notes will be senior, unsecured obligations of SESI, and interest on the notes will be payable semi-annually in arrears. The maturity date, interest rate and other terms of the notes will be determined at the time of pricing of the notes offering.

SESI intends to use the net proceeds of the notes offering and cash on hand to redeem $500 million of SESI’s outstanding 6 3/8% Senior Notes due 2019.

The notes have not been registered under the Act or the securities laws of any other jurisdiction. Accordingly, they may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements, including those related to the use of proceeds herefrom. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause Superior’s actual results to differ materially from the results contemplated by such forward-looking statements are described in Superior’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Quarterly Reports on Form 10-Q for the subsequent quarterly periods and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Superior undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

About Superior Energy Services

Superior Energy Services, Inc. (NYSE: SPN) serves major, national and independent oil and natural gas companies around the world and offers products and services with respect to the various phases of a well’s economic life cycle.

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